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EXHIBIT (a)(1)(H)

CONSENT TO AMENDING THE DEBENTURES AND WARRANTS

        WHEREAS the undersigned purchased an unsecured convertible debenture (the "Debenture") from World Heart Corporation ("WorldHeart"), convertible into common shares of WorldHeart ("Common Shares") at a rate of one Common Share per each US$1.25 principal amount of Debenture;

        AND WHEREAS in connection with the purchase of the Debenture the undersigned received warrants to purchase Common Shares of WorldHeart (the "Warrants") in an amount equal to one warrant for each US$1.25 in principal amount of Debenture, with an exercise price of US$1.55 per Common Share;

        AND WHEREAS WorldHeart desires that the undersigned convert the Debenture and has commenced a tender offer (the "Debenture Tender Offer") for that purpose;

        AND WHEREAS WorldHeart desires that the undersigned exercise the Warrants and has commenced a tender offer (the "Warrant Tender Offer") for that purpose;

        AND WHEREAS pursuant to the Warrant Tender Offer WorldHeart will reduce the exercise price of the Warrants to US$1.00 per Common Share, subject to shareholder approval, and the Warrants will become exercisable within 14 days following shareholder approval of the acquisition by WorldHeart of substantially all of the assets of MedQuest Products, Inc. (the "MedQuest Acquisition");

        AND WHEREAS pursuant to section 8.1 of the warrant indenture (the "Indenture") dated as of September 15, 2004 governing the Warrants, the amendment to the exercise price and exercise period of the Warrants (the "Warrant Amendment") requires the consent of the undersigned;

        AND WHEREAS pursuant to the Debenture Tender Offer, following shareholder approval of the MedQuest Acquisition, the Debenture will become convertible into Common Shares within 14 days of such shareholder approval (the "Debenture Amendment");

        AND WHEREAS pursuant to section 13.4 of each Debenture, the amendment to the Debenture requires the consent of the undersigned.

        NOW THEREFORE, the undersigned hereby consents:

  1.
  pursuant to section 8.1 of the Indenture, to the Warrant Amendment; and

  2.
  pursuant to section 13.4 of the Debenture, to the Debenture Amendment.

        IN WITNESS WHEREOF the undersigned has executed this consent.

Security holder
Per:	Name: Title:

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CONSENT TO AMENDING THE DEBENTURES AND WARRANTS